Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated October 8, 2009, except for Note S as to which the date is October 29, 2009, with respect to the consolidated financial statements and schedule of VSS-Cambium Holdings, LLC as of December 31, 2008 and for the year then ended, contained in the Registration Statement and Prospectus of Cambium Learning Group, Inc. (File No. 333-161075) filed on November 12, 2009, which is incorporated by reference in this Registration Statement of Cambium Learning Group, Inc. on Form S-8. We consent to the incorporation by reference of this aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.
/s/ Grant Thornton LLP
Boston, Massachusetts
January 8, 2010